EXHIBIT 99.1

America’s Car-Mart Reports First Quarter Fiscal Year 2025 Results

ROGERS, Ark., Sept. 04, 2024 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), today reported financial results for the first quarter ended July 31, 2024.

First Quarter Key Highlights (FY'25 vs. FY'24 Q1, unless otherwise noted)

  Revenue was $347.8 million, down 5.2%
  Interest income increased $4.1 million, up 7.2%
  Total collections increased 4.3% to $172.9 million
  Favorable adjustment to allowance for credit loss to 25.0%, down from 25.32%
  Net charge-offs as a % of average finance receivables were 6.4% vs. 5.8%
  Interest expense increased $4.0 million, or 28.3%
  Loss per share of $0.15 vs. diluted earnings per share of $0.63

President and CEO Doug Campbell commentary:

“I’m encouraged with our rebound in sales volume from two quarters ago, despite the ongoing economic challenges facing the customer today. During the quarter, our new loan origination system (“LOS”) contributed to higher down payments and improved deal structures. I’d like to recognize our operations team for improvements on several credit metrics. Affordability remains Car-Mart’s number one focus in putting and keeping customers on the road. We believe that our strategic priorities, including acquisitions like Texas Auto Center completed in June, will strengthen our competitive position and along with cost control initiatives, can drive better results for the remainder of the fiscal year.”

First Quarter Fiscal Year 2025 Key Operating Metrics

Dollars in thousands, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Note: Discussions in each section provide information for the first quarter of fiscal year 2025 compared to the first quarter of fiscal year 2024, unless otherwise noted.

First Quarter Business Review

TOTAL REVENUE – A 5.2% drop in revenue was primarily driven by the decrease in retail units sold. A portion of the decline in revenue was offset by increases in interest income and average retail sales price. We had a sequential reduction in the average retail sales price, excluding ancillary products, of approximately $100. Our initiatives in place should allow us to see this favorability continue throughout the balance of the calendar year.

SALES – Sales for the quarter were 14,391 units vs. 15,912 units, down 9.6%. This is the second quarter of sequential improvement in unit sales on a year-on-year basis.

GROSS PROFIT – Gross profit margin as a percentage of sales was 35%, or $6,996 per unit, an improvement of 30 basis points, or $228 per unit. This 3.4% increase resulted from continued execution and focus on gross margin.

NET CHARGE-OFFS – Net charge-offs as a percentage of average finance receivables were 6.4% compared to 5.8%. On a relative basis, we experienced continued increases in both the frequency and severity of losses, primarily from FY 22 and FY 23 originations. This is evident when looking at our cash-on-cash returns table contained here. As a reference, the quarterly performance of net charge-offs for the five-year period preceding the pandemic period ranged from 5.9% - 8.7%, signaling a return to more normal pre-pandemic levels.

ALLOWANCE FOR CREDIT LOSSES – The allowance for credit loss as a percentage of finance receivables, net of deferred revenue and pending accident protection plan claims, decreased from 25.32% at April 30, 2024, to 25.0% at July 31, 2024 providing a 32 basis points benefit to the provision for credit losses. The primary driver of this favorability are originations from our new LOS and their favorable performance when compared to originations from the legacy underwriting system. As of July 31, 2024, approximately 40% of the outstanding portfolio balance originated from LOS. Delinquencies (accounts over 30 days past due) improved by 90 basis points to 3.5% of finance receivables as of July 31, 2024, but increased sequentially by 40 basis points from 3.1% of finance receivables as of April 30, 2024. This put us ending the quarter with recency, the average percentage of receivables current, at 82.3%. This is higher than any quarter within the last two fiscal years.

UNDERWRITING – Average down payments improved to 5.2%, 20 basis points over the prior year first quarter. The average originating term was 44.3 months, down from the prior year’s 44.7 months, despite a 2.4% higher average sales price. These improved deal structures are expected to strengthen the performance of the portfolio going forward. The projected cash-on-cash returns for the quarter improved to 72.4%, a 290-basis points improvement over originations in the prior quarter. Please see the table and supplemental material for Cash-on-Cash returns.

SG&A EXPENSE – SG&A expense was $46.7 million compared to $46.5 million. Although we had favorable declines in payroll and payroll-related costs from prior expense management actions, expenses supporting recently implemented technology offset this favorability. When looking at SG&A per customer, it was $453 compared to $444 the prior year. This 2% increase is also driven by our most recent acquisitions who are currently building a book of customers. We expect this dynamic to improve in subsequent quarters and ultimately provide SG&A leverage.

LEVERAGE & LIQUIDITY – Debt to finance receivables and debt, net of cash, to finance receivables (non-GAAP)1 were 53.4% and 46.7%, compared to 49.3% and 42.9%, respectively, at the end of the prior year’s first quarter (sequentially 52.6% and 46.0%, respectively). During the first quarter, we grew finance receivables by $29.9 million, increased inventory by $7.1 million, invested $13.6 million in dealership acquisitions, and purchased fixed assets of $986,000, with a $23.7 million increase in debt, net of cash.

ANNUAL CASH-ON-CASH RETURNS – We continue to generate solid cash-on-cash returns. During the quarter, the frequency of losses on originations in fiscal years 2021 through 2023 were higher than prior projections; however, these contracts represent a smaller balance of our total portfolio. In contrast, the originations generated during fiscal year 2024 improved cash-on-cash returns by 140 basis points, mainly due to lower than projected loss rates. Fiscal year 2025 is off to a solid start with projected returns of 72.4% due to the improved underwriting.

The following table sets forth the actual and projected cash-on-cash returns as of July 31, 2024, for the Company’s finance receivables by origination year. The return percentages provided for contracts originated in fiscal years 2017 through 2020 reflect the Company’s actual cash-on-cash returns.

Cash-on-Cash Returns[2]
Loan Origination Year	Prior Quarter Projected	Current Quarter Actual/Projected	Variance	% of A/R Remaining
FY2017	*	61.1%	*	0.0%
FY2018	*	67.6%	*	0.0%
FY2019	*	70.0%	*	0.1%
FY2020	*	73.6%	*	0.2%
FY2021	72.8%	72.5%	-0.3%	2.2%
FY2022	56.6%	54.9%	-1.7%	11.7%
FY2023	52.5%	49.1%	-3.4%	28.9%
FY2024	62.9%	64.4%	1.4%	62.8%
FY2025	*	72.4%	*	96.8%
* 2017 - 2020 Pools' Current Projection reflects actual cash-on-cash returns

1 Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release

2“Cash-on-cash returns” represent the return on cash invested by the Company in the vehicle finance loans the Company originates and is calculated with respect to a pool of loans (or finance receivables) by dividing total “cash in” less “cash out” by total “cash out” with respect to such pool. “Cash in” represents the total cash the Company expects to collect on the pool of finance receivables, including credit losses. This includes down-payments, principal and interest collected (including special and seasonal payments) and the fair market value of repossessed vehicles, if applicable. “Cash out” includes purchase price paid by the Company to acquire the vehicle (including reconditioning and transportation costs), and all other post-sale expenses as well as expenses related to our ancillary products. The calculation assumes estimates on expected credit losses net of fair market value of repossessed vehicles and the related timing of such losses as well as post sales repair expenses and special payments. The Company evaluates and updates expected credit losses quarterly. The credit quality of each pool is monitored and compared to prior and initial forecasts and is reflected in our on-going internal cash-on-cash projections.

Key Operating Results

		Three Months Ended
		July 31,
	2024	2023	% Change
Operating Data:
Retail units sold	14,391	15,912	(9.6)%
Average number of stores in operation	155	155	-
Average retail units sold per store per month	30.9	34.2	(9.6)
Average retail sales price	$19,250	$18,799	2.4
Total gross profit per retail unit sold	$6,996	$6,768	3.4
Total gross profit percentage	35.0%	34.7%
Same store revenue growth	(8.6)%	8.2%
Net charge-offs as a percent of average finance receivables	6.4%	5.8%
Total collected (principal, interest and late fees)	$172,872	$165,747	4.3
Average total collected per active customer per month	$562	$535	5.0
Average percentage of finance receivables-current (excl. 1-2 day)	82.3%	80.5%
Average down-payment percentage	5.2%	5.0%

Period End Data:
Stores open	156	154	1.3%
Accounts over 30 days past due	3.5%	4.4%
Active customer count	103,231	104,734	(1.4)
Principal balance of finance receivables	$1,465,259	$1,440,707	1.7
Weighted average total contract term	48.1	46.9	2.5

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on Wednesday, September 4, 2024, at 9 am ET. Participants may access the conference call via webcast using this link: Webcast Link. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial in 10 minutes prior to the start time. A replay and transcript of the conference call and webcast will be available on-demand for 12 months.

About America's Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). We present total debt, net of total cash, to finance receivables, a non-GAAP measure, as a supplemental measure of our performance. We believe total debt, net of total cash, to finance receivables is a useful measure to monitor leverage and evaluate balance sheet risk. This measure should not be considered in isolation or as a substitute for reported GAAP results because it may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measure or communication. The most directly comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, for non-GAAP financial measures are presented in the tables of this release.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations and projections regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “project,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  operational infrastructure investments;
  same dealership sales and revenue growth;
  customer growth and engagement;
  gross profit percentages;
  gross profit per retail unit sold;
  business acquisitions;
  inventory acquisition, reconditioning, transportation, and remarketing;
  technological investments and initiatives;
  future revenue growth;
  receivables growth as related to revenue growth;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  cash-on-cash returns from the collection of contracts originated by the Company seasonality; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels and inflationary pressure on operating costs;
  the availability of quality used vehicles at prices that will be affordable to our customers, including the impacts of changes in new vehicle production and sales;
  the ability to leverage the Cox Automotive services agreement to perform reconditioning and improve vehicle quality to reduce the average vehicle cost, improve gross margins, reduce credit loss, and enhance cash flow;
  the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us, and any increase in the cost of capital, to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively, including whether anticipated benefits from the Company’s recently implemented loan origination system are achieved as expected or at all;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost;
  the ability to successfully identify, complete and integrate new acquisitions;
  the occurrence and impact of any adverse weather events or other natural disasters affecting the Company’s dealerships or customers; and
  potential business and economic disruptions and uncertainty that may result from any future public health crises and any efforts to mitigate the financial impact and health risks associated with such developments.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact for information

Vickie Judy, CFO
479-464-9944
Investor_relations@car-mart.com

America’s Car-Mart
Consolidated Results of Operations

(Amounts in thousands, except per share data)

					As a % of Sales
			Three Months Ended		Three Months Ended
			July 31,		July 31,
		2024	2023	% Change	2024	2023
Statements of Operations:
	Revenues:
	Sales(1)	$287,248	$310,337	(7.4)%	100.0%	100.0%
	Interest income	60,515	56,456	7.2	21.1	18.2
	Total(1)	347,763	366,793	(5.2)	121.1	118.2

	Costs and expenses:
	Cost of sales(1)	186,570	202,647	(7.9)	65.0	65.3
	Selling, general and administrative	46,711	46,470	0.5	16.3	15.0
	Provision for credit losses	95,423	96,323	(0.9)	33.2	31.0
	Interest expense	18,312	14,274	28.3	6.4	4.6
	Depreciation and amortization	1,884	1,693	11.3	0.7	0.5
	Loss on disposal of property and equipment	46	166	(72.4)	-	-
	Total(1)	348,946	361,573	(3.5)	121.5	116.5

	(Loss) income before taxes	(1,183)	5,220		(0.4)	1.7

	(Benefit) provision for income taxes	(219)	1,034		(0.1)	0.3

	Net (loss) income	$(964)	$4,186		(0.3)	1.3

	Dividends on subsidiary preferred stock	$(10)	$(10)

	Net (loss) income attributable to common shareholders	$(974)	$4,176

	Earnings per share:
	Basic	$(0.15)	$0.65
	Diluted	$-	$0.63

	Weighted average number of shares used in calculation:
	Basic	6,396,757	6,381,704
	Diluted	6,396,757	6,635,002

(1)	Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no effect on the prior year net income or shareholders equity.

America’s Car-Mart

Condensed Consolidated Balance Sheet and Other Data

(Amounts in thousands, except per share data)

	July 31,	April 30,	July 31,
	2024	2024	2023

Cash and cash equivalents	$4,748	$5,522	$6,314
Restricted cash from collections on auto finance receivables	$93,873	$88,925	$85,887
Finance receivables, net(1)	$1,126,271	$1,098,591	$1,115,246	(1)
Inventory	$114,548	$107,470	$117,186
Total assets(1)	$1,531,270	$1,477,644	$1,498,906	(1)
Revolving lines of credit, net	$184,846	$200,819	$(1,035)
Notes payable, net	$597,494	$553,629	$711,789
Treasury stock	$297,810	$297,786	$297,489
Total equity	$471,153	$470,750	$504,729
Shares outstanding	6,396,757	6,394,675	6,381,954
Book value per outstanding share	$73.72	$73.68	$79.15

Allowance as % of principal balance net of deferred revenue	25.00%	25.32%	23.91%

Changes in allowance for credit losses:
	Three months ended
	July 31,
	2024	2023
Balance at beginning of period	$331,260	$299,608
Provision for credit losses	95,423	96,323
Charge-offs, net of collateral recovered	(92,259)	(81,489)
Balance at end of period	$334,424	$314,442

(1)	Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no effect on the prior year net income or shareholders equity.

America’s Car-Mart
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Years Ended
	July 31,
	2024	2023

Operating activities:
Net income	$(964)	$4,186
Provision for credit losses	95,423	96,323
Losses on claims for accident protection plan	9,321	7,769
Depreciation and amortization	1,884	1,693
Finance receivable originations	(271,756)	(297,732)
Finance receivable collections	112,358	109,291
Inventory	25,603	23,953
Deferred accident protection plan revenue	205	1,651
Deferred service contract revenue	707	3,479
Income taxes, net	1,078	900
Other	11,169	3,088
Net cash used in operating activities	(14,972)	(45,399)

Investing activities:
Purchase of investments	(7,527)	(1,379)
Purchase of property and equipment and other	(986)	529
Net cash used in investing activities	(8,513)	(850)

Financing activities:
Change in revolving credit facility, net	(15,798)	(168,516)
Payments on notes payable	(106,076)	(116,862)
Change in cash overdrafts	989	-
Issuances of notes payable	149,889	360,340
Debt issuance costs	(1,387)	(4,091)
Purchase of common stock	(24)	(68)
Dividend payments	(10)	(10)
Exercise of stock options and issuance of common stock	76	(377)
Net cash provided by financing activities	27,659	70,416

Increase in cash, cash equivalents, and restricted cash	$4,174	$24,167

America’s Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	July 31, 2024	April 30, 2024
Debt:
Revolving lines of credit, net	$184,846	$200,819
Notes payable, net	597,494	553,629
Total debt	$782,340	$754,448

Cash:
Cash and cash equivalents	$4,748	$5,522
Restricted cash from collections on auto finance receivables	93,873	88,925
Total cash, cash equivalents, and restricted cash	$98,621	$94,447

Debt, net of total cash	$683,719	$660,001

Principal balance of finance receivables	$1,465,259	$1,435,388

Ratio of debt to finance receivables	53.4%	52.6%
Ratio of debt, net of total cash, to finance receivables	46.7%	46.0%

Photos accompanying this announcement are available at
https://www.globenewswire.com/NewsRoom/AttachmentNg/b9f4d0eb-3e21-478d-9b3b-c117d6f81833

https://www.globenewswire.com/NewsRoom/AttachmentNg/29a93946-aa70-408b-a499-cd78853dff71